SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2007 (October 19, 2007)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 404
Los Angeles, California 90017
(Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1. 01. Entry into a Material Definitive Agreement.

The following discussion provides only a brief description of the documents described below. The discussion is qualified in its entirety by the full text of the agreements.

On October 19, 2007 we and 617 7th Street Associates, LLC, a Delaware limited liability company, executed a Lease Agreement covering premises located at 617 West 7th Street, Suite 401, Los Angeles, California. The term of the Lease Agreement will begin on December 1, 2007 and will continue for 62 months. The monthly rent for the initial 12 month period will be $10,669.50, and will increase by 3% per year thereafter. Aside from the monthly rent, we are required to pay our share of the “Common Operating Expenses”, which are all costs and expenses (including property taxes) incurred by the landlord with respect to the operation, maintenance, protection, repair and replacement of the building in which the premises are located and the parcel of land on which the building is located. We will occupy approximately 4,742 square feet of office space, or approximately 2.47% of the building.

On November 1, 2007 we moved our corporate offices to 617 West 7th Street, Suite 404, Los Angeles, California pursuant to the terms of a temporary lease. Until the build-out of suite 401 is complete, which we expect to be no later than December 1, 2007, we will occupy suite 404.

Item 8.01 Other Matters.

On November 1, 2007 we moved our corporate offices to 617 West 7th Street, Suite 404, Los Angeles, California 90017. On December 1, 2007 we will move our corporate offices to 617 West 7th Street, Suite 401, Los Angeles, California 90017. Our new telephone number is (213) 689-8631.

Item 9.01 Financial Statements and Exhibits.

10.1 Lease Agreement dated October 19, 2007 between 617 7th Street Associates, LLC, a Delaware limited liability company and CyberDefender Corporation, a California corporation

10.2 Temporary Lease Agreement dated October 19, 2007 between 617 7th Street Associates, LLC, a Delaware limited liability company and CyberDefender Corporation, a California corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERDEFENDER CORPORATION

/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer
Dated: November 19, 2007